Table of Contents

Exhibit 99.5

LETTER TO CLIENTS

U.S.$500,000,000 4.625% Senior Notes Due 2020
which have been registered under the Securities Act of 1933, as amended for any and all outstanding unregistered 4.625% Senior Notes Due 2020 of
Coca-Cola FEMSA, S.A.B. de C.V.

pursuant to the prospectus dated                      , 2010

To Our Clients:

We are enclosing herewith the prospectus dated                     , 2010 of Coca-Cola FEMSA, S.A.B. de C.V. a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (the “Company”), which, together with the accompanying Letter of Transmittal and the instructions thereto (the “Letter of Transmittal”), constitutes the Company’s offer to exchange (the “Exchange Offer”) up to an aggregate principal amount of U.S.$500,000,000 of its 4.625% Senior Notes Due 2020 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 4.625% Senior Notes Due 2020 (the “Original Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2010 unless it is extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Original Notes held by us for your account. A tender of such Original Notes can be made only by us as the record holder and pursuant to your instructions. As our client, the Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Original Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Original Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Company that (i) any Exchange Notes acquired in exchange for Original Notes tendered pursuant to the Letter of Transmittal will be acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither such holder nor any person who will receive such Exchange Notes has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the provisions of the Securities Act, (iii) neither such holder nor any person who will receive such Exchange Notes is an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company and (iv) neither such holder nor any person who will receive such Exchange Notes is engaged in, or intends to engage in, a distribution of the Exchange Notes. If such holder is a broker-dealer receiving Exchange Notes for its own account, it will represent that it acquired the Original Notes to be exchanged for the Exchange Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes to the extent required by applicable law or regulation or SEC pronouncement. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,